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                                                                    Exhibit 3.8

                          ARTICLES OF AMENDMENT TO THE
                       THIRD AMENDED AND RESTATED ARTICLES
                    OF INCORPORATION OF ANTARES PHARMA, INC.

         The undersigned, being the Secretary of Antares Pharma, Inc., a Minnesota corporation (the "Company"), does hereby certify that Article III of the Articles of Incorporation of the Company was amended by the approval of the shareholders of the Company pursuant to Minnesota Statutes Section 302A.402, subd. 3, effective as of May 8, 2003, such Article to read as follows:

                          "ARTICLE 3. AUTHORIZED SHARES
                          -----------------------------

         1.       Authorized Shares.
                  ------------------

         The total number of shares of capital stock which the corporation is authorized to issue shall be 103,000,000 shares, consisting of 100,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 3,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock")."


         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on May 8, 2003.

                                        /s/ Lawrence M. Christian
                                        ---------------------------------------
                                        Lawrence M. Christian, Secretary